Contact:	Patrick Johnson, President & CEO
(714) 241-4411

For Immediate Release	Jim White, Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

 PRO-DEX, INC. ANNOUNCES SIGNIFICANTLY IMPROVED FIRST QUARTER FINANCIAL RESULTS

SALES INCREASE 30% FROM PRIOR YEAR; EARNINGS INCREASE 72% FROM PREVIOUS QUARTER

SANTA ANA, CA, November 5, 2003 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the quarter ended September 30, 2003.  The Company reported net income for the three months ended September 30, 2003 of $193,000 or $0.02 per share on a basic and $0.02 per share on a diluted basis, as compared to a net (loss) of ($6,000) or ($0.00) per share on a basic and ($0.00) per share on a diluted basis, for the three months ended September 30, 2002.  This represents an increase in reported net income of $199,000 over the previous year and a sequential increase of $81,000 or 72% over the previous quarter, producing the fifth consecutive increase in quarterly net profit.

Consolidated net sales increased $811,000 or 30% to $3,528,000 for the three months ended September 30, 2003, compared to the three months ended September 30, 2002.  On a sequential basis, consolidated sales increased $226,000 or 6.8% for the three months ended September 30, 2003 compared to the fourth quarter of fiscal 2003.  This represents the Company's eighth consecutive quarter of increased sales.

Commenting on the Company's financial performance, Pro-Dex's President and CEO, Patrick Johnson said, "We're very pleased to report another quarter of improved financial performance, having built on the successes of the past year in transforming Pro-Dex into a company that any shareholder would be proud to own.  We've continued to grow our top-line sales and the gross margin produced by those sales.  At the same time, we've controlled our operating expenses, continue to invest in new product development and reduce our overall corporate expenses.  All of these efforts have resulted in improved bottom-line profitability, both year over year and quarter over quarter.  We're very pleased with the end result."

At the Company's Micro Motors subsidiary, sales increased to $731,000 or 35% to $2,807,000 for the three months ended September 30, 2003, compared to the same period of the prior year.  This also represents a sequential quarter-to-quarter increase in sales of $233,000 or 8.9%.  "Micro Motors has focused on a strategy of incrementally growing its dental product business, while looking for exponential growth in its medical device business and that strategy is continuing to work," stated Mr. Johnson.  "For the quarter, our core dental sales increased 14% over last year and at the same time our medical device sales increased 149%.  We're encouraged that our independent sales representatives are really beginning to create some momentum in the sales of our branded dental products and we anticipate continued growth from that segment.  We're also looking for growth out of several of the new medical devices we launched last year as those products become approved for sale in the U.S."

Revenue from the Company's Oregon Micro Systems (OMS) subsidiary increased 13% to $721,000 for the three months ended September 30, 2003 compared to the previous year.  "OMS had strong new order bookings in the fourth quarter of last year which continued into this year with the receipt of a $500,000 blanket purchase order from a leading manufacturer of semi-conductor manufacturing equipment," reported Mr. Johnson.  "Unfortunately, restructuring in that customer's own manufacturing organization has delayed initial shipments against this order, which are now scheduled to commence at the end of the second quarter.  The good news is that despite the delayed shipment of those orders, OMS still hit its internal sales and profit targets for the quarter, providing a sizable backlog going into the middle of the year."

The Company's consolidated gross profit for the three months ended September 30, 2003 increased 34% or $391,000 compared to the same three months in the previous year.  Gross profit as a percentage of sales increased to 43.7% for the three months ended September 30, 2003 compared to 42.3% for the three months ended September 30, 2002 and compared to a gross margin percentage of 40.1% for the previous quarter.

Operating expenses increased 4.7% to $1,206,000 for the three months ended September 30, 2003 from $1,152,000 for the three months ended September 30, 2002.  This increase was due primarily to the expenses related to the Company's annual audit and increased selling expenses at Micro Motors.  Mr. Johnson stated, "Our annual audit went so smoothly this year, expenses that have traditionally been incurred in the second quarter of the year, hit during the first quarter this year which are significant expenses for a company our size.  This shift in expenses should however result in the Company having more favorable expenses in the second quarter of the year."

Addressing the Company's on-going operations, Mr. Johnson noted, "We're really feeling like we are in the groove, making incremental progress every month and every quarter.  We are now focusing on improving the efficiencies of our manufacturing operations, trying to improve the gross margin of existing sales while continuing to develop new sales."  Commenting on the Company's near term prospects, Mr. Johnson said, "Our efforts over the past five quarters have positioned the Company extremely well for continued growth in both top and bottom line performance.  In no way are we resting on our laurels nor do we believe that we've come close to tapping the potential of the business but we are proud that we've already turned some of the Company's potential into tangible results and we intend to continue that positive trend into the second quarter and beyond."

Investors and all others are invited to listen to a conference call discussing the first quarter and fiscal 2004 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers; conference ID# 3714624.

Pro-Dex, Inc., is a California-based holding company with the following wholly-owned operating subsidiaries: Micro Motors, Inc., located in Santa Ana, California, manufactures miniature electric, pneumatic and battery powered rotary drive systems for use in the high tech medical, dental and industrial industries; and Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products used in factory automation and the semiconductor industries.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,
	2003	2002

Net sales	$3,528,000	$ 2,717,000

Cost of sales	1,987,000	1,567,000
Gross profit	1,541,000	1,150,000

Operating expenses:
Selling	205,000	147,000
General and administrative expenses	614,000	588,000
Research and development costs	387,000	385,000
Amortization	-	32,000
Total operating expenses	1,206,000	1,152,000

Income (loss) from operations	335,000	(2,000)

Other income (expense):
Other income, net	6,000	6,000
Interest (expense)	(19,000)	(13,000)
Total	(13,000)	(7,000)

Income (loss) before provision for income taxes (credits)	322,000	(9,000)

Provision (credit) for income taxes	129,000	(3,000)
Net income (loss)	$193,000	$ (6,000)

Net income (loss) per share, basic	$0.02	$ -
Net income (loss) per share, diluted	$0.02	$ -

Weighted average shares outstanding - basic	8,776,000	8,785,000

Weighted average shares outstanding - diluted	9,413,506	8,785,000

PRO-DEX, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2003	June 30, 2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$609,000	$ 795,000
Accounts receivable, net of allowance for doubtful accounts of
$50,000 and $30,000	2,251,000	1,620,000
Inventories, net	3,067,000	2,835,000
Prepaid expenses	126,000	81,000
Deferred taxes	750,000	770,000
Total current assets	6,803,000	6,101,000

Equipment and leasehold improvements, net	1,040,000	1,040,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred taxes	833,000	833,000
Other	11,000	20,000
Total other assets	1,954,000	1,963,000
Total assets	$9,797,000	$ 9,104,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$60,000	$ 65,000
Credit line payable	716,000	432,000
Accounts payable	545,000	642,000
Accrued expenses	508,000	349,000
Income taxes payable	158,000	29,000
Total current liabilities	1,987,000	1,517,000

Long-term debt to a shareholder, net of current portion	134,000	145,000

Total liabilities	2,121,000	1,662,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized; 78,129 shares issued
and outstanding	283,000	283,000
Common shares; no par value; 50,000,000 shares authorized; 8,776,600
and 8,711,600 shares issued and outstanding, respectively	15,033,000	14,999,000

Accumulated deficit	(7,596,000)	(7,789,000)
	7,720,000	7,493,000

Receivable for stock purchase	(44,000)	(51,000)

Total shareholders' equity	7,676,000	7,442,000

Total liabilities and shareholders' equity	$9,797,000	$ 9,104,000

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
	2003	2002

Cash Flows from Operating Activities:
Net (loss)	$193,000	$ (6,000)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	90,000	113,000
(Recovery) provision for doubtful accounts	20,000	(4,000)
Reserve for obsolete inventory	(122,000)	(14,000)
Non-cash compensation	6,000	7,000
Deferred taxes	20,000	-
Changes in:
(Increase) decrease in accounts receivable	(651,000)	35,000
(Increase) decrease in inventories	(110,000)	223,000
(Increase) in prepaid expenses	(12,000)	(45,000)
(Increase) decrease in other assets	9,000	(21,000)
(Decrease) increase in accounts payable and accrued expense	34,000	(476,000)
(Decrease) increase in income taxes payable	129,000	(4,000)

Net Cash (used in) Operating Activities	(393,000)	(192,000)

Cash Flows From Investing Activities:
Proceeds from sale of discontinued operations	-	688,000
Purchases of equipment and leasehold improvements	(90,000)	(24,000)

Net Cash provided by (used in) Investing Activities	(90,000)	664,000

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(22,000)	(65,000)
Net borrowings (payments) on line of credit	284,000	(462,000)
Proceeds from warrant exercise	35,000	-
Common stock repurchases	-	(2,000)

Net Cash provided by (used in) Financing Activities	297,000	(529,000)

Net (decrease) in Cash and Cash Equivalents	(186,000)	(57,000)
Cash and Cash Equivalents, beginning of period	795,000	236,000

Cash and Cash Equivalents, end of period	$609,000	$ 179,000

Supplemental Information

Cash payments for interest	21,000	7,000

Cash payments for income taxes	4,000	2,000